Exhibit 11.2

Costa Mesa CA

TEL: 240.270.4721

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A our audit report dated December 24, 2024, with respect to Value Add Growth REIT IV, LLC. which comprise the balance sheet as of December 31, 2023, and the related statements of operations, member’s equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

Claude Etinoff & Associates LLC

Costa Mesa, CA

March 7, 2025